I HEREBY CERTIFY THAT THIS IS A COPY OF A DOCUMENT FILED WITH THE REGISTRAR OF COMPANIES ON

JAN 05 1989

REGISTRAR OF COMPANIES
FOR THE PROVINCE OF BRITISH COLUMBIA

FORM 21
(Section 371)
PROVINCE OF BRITISH COLUMBIA

COMPANY ACT

SPECIAL RESOLUTION

Certificate of
Incorporation No. 210187

The following special resolution was passed by the undermentioned Company on the date stated:

Name of Company: **TERYL RESOURCES CORP.**

Date resolution passed: **November 30, 1988**

Resolution:

RESOLVED as a Special Resolution, that:

> "The existing Articles of the Company be cancelled, and that the form of the Articles submitted to the Meeting and initialled for identification by the Chairman be adopted as Articles of the Company in substitution for, and to the exclusion of, the existing Articles of the Company."

Certified a true copy December 7th, 1988.

(Signature)

Solicitor

(Relationship to Company)